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                                                                  Exhibit 10.1
                              WILLIAM A. DOUGHERTY

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement"), made at Lorain, Ohio, as of the 15th day of January, 2007, by and among WILLIAM A. DOUGHERTY (of Hudson,
Ohio), herein referenced as "Employee", and LNB BANCORP, INC. (an Ohio corporation) and its wholly-owned subsidiary, THE LORAIN NATIONAL BANK (a banking organization organized and existing under the laws of the United States of America), which together with their respective successors and assigns are herein collectively referenced as "Employer", is to EVIDENCE THAT:

     WHEREAS Employer desires to secure and retain the employment services of Employee as the President of the Morgan Bank Division (as defined in Section 1.1) and as a Senior Vice-President of The Lorain National Bank, and Employee desires to accept such employment; and

     WHEREAS, but for Employee's promises made in this Agreement, especially in
Section 8, Employer would not employ Employee under the terms and conditions of this Agreement and, therefore, expressly to induce Employer to execute this Agreement, Employee represents that Employee fully understands and accepts the restrictive covenants in Section 8 and agrees to be bound thereby;

     NOW, THEREFORE, in consideration of the mutual covenants and promises made herein, Employer and Employee (collectively the "Parties" and individually a "Party") hereby agree as follows:

     1. EMPLOYMENT AND TERM.

          1.1 Employee will render management services to Employer in the capacity as the President of the Morgan Bank Division of Employer for the term of this Agreement (herein called the "Agreement Term"), commencing on the date of the closing of Employer's acquisition of the Morgan Bank of Hudson, Ohio (herein called the "Morgan Bank Division") and continuing thereafter for a period of two (2) years, or until terminated earlier pursuant to the termination provisions of this Agreement, including (but not limited to) the provisions of
Section 7.

          1.2 Employee will devote Employee's full business-time and best efforts to performing conscientiously, faithfully and loyally all duties: (A) required of Employee in his positions as the President of the Morgan Bank Division and as a Senior Vice-President of The Lorain National Bank, and (B) commensurate with Employee's position and assigned or delegated to Employee by Employer's President and Chief Executive Officer and/or by Employer's Board of Directors. Employee may attend to personal investments and may serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious or civic organizations (whether for compensation or otherwise), provided that such activities do not materially interfere with Employee's duties and responsibilities under this Agreement as determined by Employer's President and Chief Executive Officer.

     2. COMPENSATION.

          2.1 Employer shall pay Employee a basic salary (herein called the "Basic Salary") equal to One Hundred Seventy-Five Thousand Dollars ($175,000.00) for each twelve (12) consecutive monthly period (a "Contract Year") of the Agreement Term. The Basic Salary shall be payable in twenty-six (26) equal bi-weekly payments and prorated if the Agreement Term is terminated prior to the completion of any Contract Year. Employee's Basic Salary shall be evaluated annually for adjustment in connection with an annual performance review at the conclusion of each fiscal year.

          2.2 Employee shall participate in Employer's Management Incentive Plan for Key Executives and, subject to the terms and conditions of such Plan, may receive an annual bonus of a maximum of thirty percent (30%) of the Basic Salary for the Contract Year to which such bonus relates, with the target being fifteen percent (15%) of Basic Salary. Such bonus (and Employee's eligibility therefor) shall be determined in accordance with the performance goals for each Contract Year as established by the Compensation Committee of the Board of Directors and based, in part, upon the overall financial performance of Employer and the Morgan Bank Division's COIN program.

          2.3 The obligations of Employer to pay Employee's Basic Salary, bonuses, and other benefits under this Agreement are expressly conditioned upon Employee's continued and faithful performance of and adherence to each and every material promise, duty and obligation assigned to or made by Employee under this Agreement.

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     3. VACATIONS AND TIME-OFF.

          3.1 Employee shall be entitled to four (4) weeks of compensated vacation for each Contract Year, pursuant to the terms and conditions of Employer's general vacation time-off policy (as may be periodically changed by Employer), to be taken at times as approved by Employer's President and Chief Executive Officer. Except as may be approved by Employer's President and Chief Executive Officer, all vacation time-off shall be non-cumulative if not taken within the applicable Contract Year or within the first quarter of the succeeding Contract Year.

          3.2 Employee shall also be entitled to additional days of time-off with full compensation for holidays in accordance with Employer's general holiday time-off policy (as may be periodically changed by Employer).

     4. FRINGE BENEFITS.

          4.1 Employee shall be entitled to all fringe benefits to which other employees of Employer in Employee's employment classification are entitled and such other fringe benefits as mutually determined by Employee and Employer's President and Chief Executive Officer.

          4.2 Employer shall also:

               (A) include Employee in Employer's retirement plan and flexible benefit plan, as such plans may be periodically changed or terminated by Employer; and

               (B) provide Employee with such plan of hospitalization insurance as maintained by Employer for Employee's employment classification and as may be periodically changed or terminated by Employer; and

               (C) provide Employee with such sick leave as presently in effect by Employer and as may be periodically changed or terminated by Employer; and

               (D) reimburse Employee for all reasonable expenses as approved by Employer's President and Chief Executive Officer and related to the performance of Employee's duties under this Agreement; and

               (E) provide Employee: (i) a term life insurance policy on the life of Employee (provided that Employee is insurable under the standard rate criteria of a commercial life insurance company) in an amount equal to 2.75 times the Basic Salary of Employee, but not to exceed Five Hundred Thousand Dollars ($500,000.00), as may be periodically increased by the mutual agreement of the Parties, and payable to the beneficiary or beneficiaries of Employee's choice, and (ii) an accidental death and dismemberment insurance policy upon Employee in an amount equal to 2.75 times the Basic Salary, but not to exceed Five Hundred Thousand Dollars ($500,000.00), as may be increased by the mutual agreement of the Parties, and payable to the beneficiary or beneficiaries of Employer's choice.

     5. STOCK OPTIONS. Employee shall participate in any stock option and other stock equity programs developed by Employer in accordance with each such program's eligibility and participation terms and conditions. Employee shall be eligible to participate in and receive equity grants or stock options commensurate with Employee's position and level in any stock option plan and restricted stock plan or other equity-based or equity related compensation plan, programs or agreements adopted by Employer and made available to its executives.

     6. PROHIBITION AGAINST TRANSFER. Employee's duties, obligations and services rendered under this Agreement are personal in nature and are unique to Employer. Therefore, without Employer's prior written consent, Employee shall not assign or otherwise transfer any such duties, obligations or responsibilities hereunder.

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     7. TERMINATION OF THE AGREEMENT TERM AND TERMINATION BENEFITS.

          7.1 Termination by Employer for any reason other than Cause or by Employee for Good Reason.

               (A) If Employer terminates Employee for any reason other than "Cause" or Employee terminates for "Good Reason", then Employer shall provide Employee the amount of remuneration set forth in either Section 7.1(A)(i) or 7.1(A)(ii), whichever is greater:

                    (i) Employee's Accrued Compensation; and the sum of Employee's Basic Salary, as measured from the Date of Termination through the remainder of the Agreement Term; and any bonuses which have been earned through the Date of Termination and are payable to the extent not theretofore paid or deferred; provided that Employer shall have the option to pay Employee's Accrued Compensation and all other amounts designated in this Section immediately upon termination or in bi-weekly installments over the remainder of the two
                         (2)-year period set forth in Section 1.1; or

                    (ii) Employee's Accrued Compensation; and any bonuses which have been earned through the Date of Termination and are payable to the extent not theretofore paid or deferred; and an additional severance payment equal to one (1) times Employee's then current Basic Salary; provided, that Employer shall provide Employee's Accrued Compensation and all other amounts designated in this Section immediately upon termination or in bi-weekly installments over the twelve (12)-month period commencing upon the Date of Termination.

               (B) In addition, if Employer terminates Employee for any reason other than "Cause" or Employee terminates for "Good Reason", then Employer shall also pay or reimburse Employee's health insurance coverage payments or COBRA payments, as applicable, for six (6) months after the termination date.

          7.2 Termination by Employer for Cause or by Employee without Good Reason. In the case of a termination of Employee's employment by Employer for Cause or by Employee without Good Reason, Employer shall pay to Employee all amounts earned or accrued as of the date of such termination, but not yet paid as of such date, including Basic Salary, pro-rated Bonus, reimbursement of reasonable business expenses and accrued, but unused, vacation pay, less any applicable federal, social security, state and local tax withholdings or other applicable deductions ("Accrued Compensation").

          7.3 Termination Procedures.

               (A) Notice of Termination. Any termination of Employee's employment shall be communicated by written Notice of Termination from one party hereto to the other party in accordance with the notice provision hereunder. A "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

               (B) Date of Termination. "Date of Termination", with respect to any termination of Employee's employment shall mean the date specified in the Notice of Termination, which, in the case of a termination by Employer, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Employee, shall also not be less than thirty (30) days from the date such Notice of Termination is given.

          7.4 Termination Definitions.

               (A) Good Reason Defined: For the purposes of this Section 7, the term "Good Reason" shall have the same meaning set forth and defined in Section 9, below, of this Agreement in the event any of the events enumerated thereunder occur within the term of this Agreement prior to a Change in Control. Prior to Employee's termination of this Agreement for Good Reason, Employee shall provide written notice to Employer and an opportunity to cure of not less than ten (10) days.

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               (B) Cause Defined: For the purposes of this Section 7, the term
"Cause" shall have the same meaning set forth and defined in Section 9, below, of this Agreement in the event any of the events enumerated thereunder occur within the term of this agreement prior to a Change in Control. Prior to any termination of Employee for Cause, Employer shall provide written notice to Employee and an opportunity to cure of not less than ten (10) days; provided, however, that Employer may immediately terminate the Agreement Term if Employee violates or fails to adhere to any provision of Section 8 (pertaining to non-disclosure and non-competition).

          7.5 Subject to the terms and conditions of Section 9, Employee may terminate the Agreement Term upon the occurrence of a "Change in Control" as defined in Section 9.1(C) for "Good Reason" as defined in Section 9.1(F) and, upon Employee's termination as authorized under this Section, Employee shall be provided all compensation, benefits and other remuneration set forth in Section 9.2.

          7.6 The Agreement Term shall automatically and immediately terminate upon the death of Employee, and Employee shall be entitled to Accrued Compensation, including that portion of any unpaid Basic Salary and other benefits accrued and earned hereunder up to and including the date of death, together with a pro rata portion of the annual bonus applicable to the Contract Year in which Employee's death occurs, as determined under the Management Incentive Plan for Key Executives in accordance with Section 2.2.

          7.7 In the event of the Disability of Employee as defined in Section 9.1(E) of this Agreement, the Agreement Term shall terminate and Employee shall be entitled to Accrued Compensation, including that portion of any unpaid Basic Salary and other benefits accrued and earned by Employee up to and including the date of Disability, together with a pro rata portion of the annual bonus applicable to the Contract Year in which such Disability occurs, as determined under the Management Incentive Plan for Key Executives in accordance with
Section 2.2.

          7.8 Either Employer or Employee may terminate the Agreement Term for any reason (with or without cause) upon thirty (30) days' written notice to the other Party. In the event Employer terminates this Agreement without Cause or Employee terminates this Agreement for Good Reason, Employee shall be provided all compensation, benefits and other remuneration set forth in Section 7.1 of this Agreement.

          7.9 Employer shall have the sole discretion to determine whether Employee shall continue to render services hereunder during such notice periods as provided for in this Section 7.

          7.10 If Employer terminates the Employment Term under Section 7.8 prior to the expiration of the two (2)-year period designated in Section 1.1 and such termination is other than for Cause (as defined in Section 9.1(B)), Employer shall also continue to pay Employee's Basic Salary through the remainder of the two (2)-year period or, at Employer's option, in a lump-sum payment equal to the present value thereof; provided, however, that Employer's obligation set forth in this Section 7.10 shall immediately cease in the event Employee breaches any of Employee's material promises, duties or obligations set forth in Section 8.

     8. EMPLOYEE'S NON-DISCLOSURE AND NON-COMPETITION PROMISES.

          8.1 For purposes of this Section 8, the Parties agree to and understand the following definitions:

               (A) "Competitive Act" means any of the following: (i) Employee's rendering services (whether or not for compensation) to, for or on behalf of a Competitor (as defined herein) as an employee, independent contractor, consultant, advisor, representative, agent or in any other capacity; and (ii) Employee's investment in or ownership (partial or total) of a Competitor, unless the Competitor's stock is publicly traded on a national exchange and Employee owns less than two percent (2%) of such stock.

               (B) "Competitive Activity" means the performance or rendering of any banking services; trust services and investment services; portfolio management services; retirement planning services; administration of employee benefit plans services; administration of decedents' estates and court-supervised accounts, guardianships, and custodial arrangements services; personal tax and estate tax planning services; financial consulting services; investment advising services; and any other business activity, service or product which competes with any existing or future business activity, service or product of Employer.

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               (C) "Competitor" means any of the following: (i) any person, sole proprietorship, partnership, association (other than Employer), organization, corporation (other than Employer), limited liability company or other entity (governmental or otherwise) who or which provides, renders or performs a Competitive Activity (as defined herein) within the Service Area (as defined herein), even if the Competitor has no office or other facilities located within the Service Area; and (ii) any parent, subsidiary or other person or entity affiliated with, or related by ownership to, any of the foregoing designated in Subitem (i) of this Section 8.1(C).

               (D) "Confidential Information" means all of the following (whether written or verbal) pertaining to Employer: (i) trade secrets (as defined by Ohio law); Client or Customer lists, records and other information regarding Employer's Clients or Customers (whether or not evidenced in writing); Client or Customer fee or price schedules and fee or price policies; financial books, plans, records, ledgers and information; business development plans; sales and marketing plans; research and development plans; employment and personnel manuals, records, data and policies; business manuals, methods and operations; business forms, correspondence, memoranda and other records; computer records and related data; and any other confidential or proprietary data and information of Employer or its Clients or Customers which Employee encounters during the Employment Term (as defined in Section 8.1(F)); and (ii) all products, technology, ideas, inventions, discoveries, developments, devices, processes, business notes, forms and documents, business products, computer programs, and other creations (and improvements of any of the foregoing), whether patentable or copyrightable, which Employee has acquired, developed, conceived or made (whether directly or indirectly, whether solicited or unsolicited, or whether during normal work hours or during off-time) during the Employment Term or during the Restricted Period and which relate to any business activity of Employer or are derived from the Confidential Information designated in Subsection (i) of this Section 8.1(D).

               (E) "Client" or "Customer" means a person, sole proprietorship, partnership, association, organization, corporation, limited liability company, or other entity (governmental or otherwise), wherever located: (i) to or for which Employer sells any products or renders or performs services either during the one hundred eighty (180)-day period immediately preceding commencement of the Restricted Period or during the Restricted Period, or (ii) which Employer solicits or (as demonstrated by plans, strategies or other tangible preparation) intends to solicit to purchase products or services from Employer either during the one hundred eighty (180)-day period immediately preceding commencement of the Restricted Period or during the Restricted Period.

               (F) "Employment Term" means the period of time starting on the date Employee's employment with Employer commences and terminating at the close of business on the date Employee's employment with Employer terminates.

               (G) "Restricted Period" means a one- (1-) year period, commencing on the date the Employment Term is terminated by either Party (for any reason, with or without cause) or, if either Party terminates under Section 7.8, the "Restricted Period" means the remainder of the two (2)-year period designated in
Section 1.1, commencing on the date the Employment Term terminates; provided, however, that such periods shall be extended to include any period of time during which Employee engages in any activity constituting a breach of this Agreement and any period of time during which litigation transpires wherein Employee is held to have breached this Agreement.

               (H) "Service Area" means: (i) Lorain County, Ohio, all counties immediately contiguous to Lorain County, Summit County, Ohio, and all counties immediately contiguous to Summit County, constituting those geographic areas in which Employer presently conducts substantial business activities; and (ii) those counties located in the State of Ohio in which Employer conducts or transacts substantial business activities on the date the Employment Term terminates; and (iii) those counties in the State of Ohio in which, on the date the Employment Term terminates, Employer intends to conduct or transact substantial business activities as demonstrated by plans, strategies or other tangible preparation for such business activities and known to Employee.

               (I) "Employer" means, for purposes of this Section 8, LNB Bancorp, Inc. (the parent), The Lorain National Bank (a national bank association), all subsidiary entities thereof, and all entities related to LNB Bancorp, Inc. or to The Lorain National Bank by common ownership which may exist before or after the commencement of the Employment Term.

          8.2 Expressly in consideration for Employer's promises made in this Agreement and to induce Employer to sign this Agreement, Employee promises and agrees that:

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               (A) Confidentiality. The Confidential Information is and, at all
times, shall remain the exclusive property of Employer, and Employee: (i) shall hold the Confidential Information in strictest confidence and in a position of trust for Employer and its Clients and Customers, and (ii) except as may be necessary to perform Employee's employment duties with Employer but only in compliance with Employer's confidentiality policies and all applicable laws, shall not (directly or indirectly) use for any purpose, copy, duplicate, disclose, convey to any third-party or convert any Confidential Information, either during the Employment Term or at any time following termination of the Employment Term (by any Party, for any reason, with or without cause), and (iii) upon the request of Employer at any time during or after the Employment Term, shall immediately deliver to Employer all the Confidential Information in Employee's possession and shall neither convey to any third-party nor retain any copies or duplicates thereof; and

               (B) Competitive Acts. During the Employment Term or during the Restricted Period, Employee (or any entity owned or controlled by Employee) shall not directly or indirectly, without the prior written approval of Employer, perform a Competitive Act; and

               (C) Employees. During the Restricted Period or during the Employment Term, Employee (or any entity owned or controlled by Employee) shall not directly or indirectly: (i) employ, engage, contract for the services of, or solicit or otherwise induce the services of any person who, during the one hundred eighty (180)-day period immediately preceding commencement of the Restricted Period or during the Restricted Period, is or was an employee of Employer, or (ii) otherwise interfere with (or attempt to interfere with) any employment relationship of Employer with any employee; and

               (D) Customers and Clients. During the Restricted Period and during the Employment Term, Employee (or any entity owned or controlled by Employee) shall not directly or indirectly: (i) except for or on behalf of Employer, solicit from or perform for any Client or Customer a Competitive Activity, wherever such Client or Customer is located; or (ii) influence (or attempt to influence) any Client or Customer to transfer such Client's or Customer's patronage or business from Employer; or (iii) otherwise interfere with any business relationship of Employer or with any Customer or Client; and

               (E) Other Employment or Engagement. Except as otherwise permitted under Section 1.2, during the Employment Term, Employee shall not perform services (whether or not for compensation) as an employee, independent contractor, consultant, representative or agent of any person, sole proprietorship, partnership, limited liability company, corporation (other than Employer), association (other than Employer), organization, or other entity (governmental or otherwise) without the prior, written consent of Employer; and

          8.3 Employee understands and agrees that:

               (A) During the Employment Term, Employee will materially assist Employer in the generation, development or enhancement of certain Confidential Information, Clients and Customers and certain other business assets and activities for Employer; and

               (B) Employee's promises in this Section 8: (i) were negotiated at arm's-length and with ample time for Employee to seek the advice of legal counsel, (ii) are required for the fair and reasonable protection of Employer and the Confidential Information, and (iii) do not constitute an unreasonable hardship to Employee in working for Employer or in subsequently earning a livelihood in Employee's field of expertise outside the Service Area; and

               (C) If Employee breaches any or all of the promises in this
Section 8: the privacy and thereby the value of the Confidential Information will be significantly jeopardized; Employer will be subject to the immediate risk of material, immeasurable, and irreparable damage and harm; the remedies at law for Employee's breach shall be inadequate; and Employer shall therefore be entitled to injunctive relief against Employee in addition to any and all other legal or equitable remedies; and

               (D) If Employee had not agreed to the restrictive promises in this Agreement, Employer would not have signed this Agreement.

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          8.4 Employee's promises, duties and obligations made in this Section 8 shall apply to Employee irrespective of whether a Change in Control (as defined in Section 9.1) occurs and shall survive the voluntary or involuntary cessation or termination of the Employment Term by either Party (for any reason, with or without cause). If any of the restrictions contained in this Section 8 are ever judicially held to exceed the geographic or time limitations permitted by law, then such restrictions shall be deemed to be reformed to comply with the maximum geographic and time limitations permitted by law. The existence of any claim or cause of action by Employee against Employer (whether or not derived from or based upon Employee's employment with Employer) shall not constitute a defense to Employer's enforcement of any covenant, duty or obligation of Employee in this Section 8.

     9. CHANGE IN CONTROL.

          9.1 For purposes solely of this Section 9, the following terms shall have the respective meanings set forth below but all other capitalized terms shall have the meanings and definitions contained in other provisions of this
Agreement:

               (A) "Bonus Amount" means an amount equal to Employee's bonus under Employer's Management Incentive Plan for Key Executives for the applicable Contract Year, as determined in accordance with Section 2.2 of this Agreement.

               (B) "Cause" means any one or more of the following: (i) the willful and continued failure of Employee to perform substantially Employee's duties with Employer (other than any such failure resulting from Employee's Disability as defined in Section 9.1(E) of this Agreement or any such failure subsequent to Employee's being delivered a Notice of Termination without Cause by Employer or after Employee's delivering a Notice of Termination for Good Reason to Employer) after a written demand for substantial performance is delivered to Employee by Employer which specifically identifies the manner in which Employer believes that Employee has not substantially performed Employee's duties and provides Employee with ten (10) days to correct such failure, or (ii) the willful engaging by Employee in illegal conduct or gross misconduct which is injurious to Employer or any Subsidiary, or (iii) the conviction of Employee of, or a plea by Employee of nolo contendere to, a felony, or (iv) Employee's breach of or failure to perform any of the non-competition and non-disclosure covenants contained in Section 8 of this Agreement.

               (C) "Change in Control" means the occurrence of any one of the following events:

                    (i) if individuals who, on the date of this Agreement, constitute the Board of Directors (the "Incumbent Directors") of LNB Bancorp, Inc. ("Company") cease for any reason to constitute at least a majority of Company's Board of Directors; provided, however, that:
                         (A) any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on Company's Board of Directors (either by a specific vote or by approval of the proxy statement of Company in which such person is named as a nominee for director, without written objection by such Incumbent Directors to such nomination), shall be deemed to be an Incumbent Director, and (B) no individual elected or nominated as a director of Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of any person other than Company's Board of Directors shall be deemed to be an Incumbent Director;

                    (ii) if any "person" (as such term is defined in Section
                         3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing twenty percent (20%) or more of the combined voting power of Company's then-outstanding securities eligible to vote for the election of Company's Board of Directors (the "Company Voting Securities"); provided, however, that the events described in this

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                         clause (ii) shall not be deemed to be a Change in
                         Control by virtue of any of the following acquisitions:
                         (A) by Company or any Subsidiary, (B) by any employee benefit plan sponsored or maintained by Employer or any Subsidiary or by any employee stock benefit trust created by Employer or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) of this paragraph (C), below), (E) pursuant to any acquisition by Employee or any group of persons including Employee (or any entity controlled by Employee or by any group of persons including Employee), or (F) a transaction (other than one described in clause (iii) of this paragraph (C), below) in which Company Voting Securities are acquired from Company, if a majority of the Incumbent Directors approves a resolution providing expressly that the acquisition pursuant to this subparagraph does not constitute a Change in Control under this clause (ii);

                    (iii) upon the consummation of a merger, consolidation,
                         share exchange or similar form of corporate transaction involving Company or any of its Subsidiaries that requires the approval of Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of either (x) the corporation resulting from the consummation of such Business Combination (the "Surviving Corporation") or, if applicable, (y) the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation") is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation or any employee stock benefit trust created by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board of Director's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this Section 9.1(C)(iii) shall be deemed to be a "Non-Qualifying Transaction"); or

                    (iv) if the shareholders of Company approve a plan of
                         complete liquidation or dissolution of Company or a sale of all or substantially all of Company's assets but only if, pursuant to such liquidation or sale, the assets of Company are transferred to an entity not owned (directly or indirectly) by Company's shareholders.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than twenty percent (20%) of Company Voting Securities as a result of the acquisition of Company Voting Securities by Company which reduces the number of Company Voting Securities outstanding; provided, however, that if (after such acquisition by Company) such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur. Notwithstanding anything in this Agreement to the contrary, if (1) Employee's employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control, (2) Employee reasonably demonstrates that such termination was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, and (3) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then (for purposes of this Agreement) the date immediately prior to the date of such termination of employment (or event constituting Good Reason) shall be treated as a Change in Control.

               (D) "Date of Termination" means: (i) the effective date on which Employee's employment by Employer terminates as specified in a prior written notice by Employer or Employee (as the case may be) to the other, or (ii) if Employee's employment by Employer terminates by reason of death, the date of death of Employee, or (iii) if the Employee incurs a Disability, the date of such Disability as determined by a physician chosen by Employer. For purposes of determining the timing of payments and benefits to Employee under Section 9.2, the date of the actual Change in Control shall be treated as Employee's Date of Termination.

               (E) "Disability" means Employee's inability to perform Employee's then-existing duties with Employer on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Employee's incapacity due to physical or mental illness, as determined by a physician chosen by Employer.

               (F) "Good Reason" means, without Employee's express written consent, the occurrence of any of the following events after a Change in
Control:

                    (i) (1) any change in the duties or responsibilities (including reporting responsibilities) of Employee that is inconsistent in any material and adverse respect with Employee's positions, duties, responsibilities or status with Employer immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities), or (2) a material and adverse change in Employee's titles or offices with Employer from those existing immediately prior to such Change in Control;

                    (ii) (1) a reduction by Employer in Employee's Basic Salary as in effect immediately prior to such Change in Control (or as such Basic Salary may be increased from time to time thereafter), or (2) the failure by Employer to pay Employee an annual bonus in respect of the year in which such Change in Control occurs or any subsequent year in an amount greater than or equal to the annual bonus earned for the year ended prior to the year in which such Change in Control occurs;

                    (iii) any requirement of Employer that Employee: (1) be
                         based anywhere more than fifty (50) miles from the office where Employee is located at the time of the Change in Control, or (2) travel on Employer business to an extent substantially greater than the travel obligations of Employee immediately prior to such Change in Control; or

                    (iv) the failure of Employer to: (1) continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or other material fringe benefit plan in which Employee is participating immediately prior to such Change in Control or the taking of any action by Employer which would materially and adversely affect Employee's participation in or reduce Employee's benefits under any such plan, unless Employee is permitted to participate in other plans providing Employee with substantially equivalent benefits in the aggregate, or (2) provide Employee with paid vacation in accordance with the vacation policies of Employer as in effect for Employee immediately prior to such Change in Control, including the crediting of all service for which Employee had been credited under such vacation policies prior to the Change in Control.

Notwithstanding any contrary provision in this Agreement: (a) an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by Employer within ten (10) days after receipt of notice thereof given by Employee shall not constitute Good Reason; and (b) Employee's right to terminate employment for Good Reason shall not be affected by Employee's incapacities due to mental or physical illness; and (c) Employee's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason (provided, however, that Employee must provide notice of termination of employment within ninety (90) days following Employee's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement).

               (G) "Qualifying Termination" means a termination of Employee's employment with Employer after a Change in Control: (i) by Employer other than for Cause, or (ii) by Employee for Good Reason. Termination of Employee's employment on account of death, Disability or Retirement shall not constitute a Qualifying Termination.

               (H) "Retirement" means the termination of Employee's employment with Employer: (i) on or after the first of the month coincident with or next following Employee's attainment of age sixty-five (65), or (ii) on such later date as may be provided in a written agreement between Employer and Employee.

               (I) "Subsidiary" means any corporation or other entity in which
Company: (i) has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors, or (ii) has the right to receive fifty percent (50%) or more of the distribution of profits or fifty percent (50%) of the assets upon liquidation or dissolution of such corporation or other entity.

               (J) "Termination Period" means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control.

               (K) "Company" means LNB Bancorp, Inc. and its successors.

          9.2 Notwithstanding any contrary provision in Section 7 or in any other Section of this Agreement, if (during the Termination Period) Employee's employment with Employer terminates pursuant to a Qualifying Termination:

               (A) Employer shall pay to Employee, within twenty (20) days following the Date of Termination under this Section 9, a lump sum cash amount equal to the amount of remuneration set forth in either Section 9.2(A)(i) or
Section 9.2(A)(ii), whichever is greater:

                    (i) Employee's Accrued Compensation; and the sum of Employee's Basic Salary, as measured from the Date of Termination through the remainder of the Agreement Term, and any bonuses which have been earned through the Date of Termination and are payable to the extent not theretofore paid or deferred; or

                    (ii) Employee's Accrued Compensation; and any bonuses which have been earned through the Date of Termination and are payable to the extent not theretofore paid or deferred; and an additional severance payment equal to one (1) times Employee's then current Basic Salary.

               (B) In addition to the foregoing, Employer shall pay or reimburse Employee's health insurance payments or COBRA payments, as applicable, for six
(6) months following the Qualifying Termination.

          9.3 Employer shall withhold from all payments due to Employee (or Employee's beneficiaries or estate) hereunder all taxes which, by applicable federal, state, local or other law, Employer is required to withhold therefrom.

          9.4 This Section 9 shall not be terminated by any Business Combination as defined in Section 9.1(C)(iii). In the event of any Business Combination, the provisions of this Section 9 shall be binding upon the Surviving Corporation and such Surviving Corporation shall be treated as Employer hereunder. This Section 9 shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee dies while any amounts would have been payable to Employee under this Section 9 if Employee had continued to live, all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Section 9 to such person or persons appointed in writing by Employee to receive such amounts or, if no person is so appointed, to Employee's estate.

          9.5 In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Employee agrees (as a condition to receiving any payments and benefits under Section 9.2 of this Agreement) not to leave voluntarily the employ of the Employer (other than as a result of Disability or an event which would constitute Good Reason if a Change in Control had occurred) until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest or agreement is terminated or abandoned.

     10. MISCELLANEOUS.

          10.1 This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all other prior or contemporaneous negotiations, representations, statements, promises, agreements or contracts (either oral or written) between the Parties with respect to the subject matter hereof.

          10.2 The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

          10.3 Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns and upon Employee, Employee's administrators, executors, legatees, heirs and assigns. At any time, Employer may assign this Agreement and Employer's rights, duties, obligations and benefits thereunder to any Subsidiary as defined in Section 9.1(I) of this Agreement.

          10.4 This Agreement shall be construed and enforced under and in accordance with the laws of the State of Ohio. For all litigation arising hereunder, the State Courts of Lorain County, Ohio shall have exclusive venue and each Party (separately and collectively), irrespective of such Party's current or subsequent domicile or residence, hereby submits to the personal jurisdiction of the State Courts of Lorain County, Ohio for all litigation arising under this Agreement.

          10.5 All promises, representations, warranties and covenants of the Parties shall survive termination of the Agreement Term, unless otherwise expressly provided herein.

          10.6 Except as otherwise expressly provided herein, this Agreement may be changed or amended only by a written document which is clearly designated as an amendment to this specific Agreement and only if such document is signed by all Parties.

          10.7 No action by any Party and no refusal or neglect of any Party to exercise a right granted under this Agreement or to enforce compliance with any provision of this Agreement shall constitute a waiver of any provision of or any right under this Agreement, unless such waiver is expressed in a written document which is clearly designated as a waiver to a specific provision(s) of this Agreement and unless such document is signed by the waiving Party.

          10.8 Employee shall not be required to seek other employment or otherwise mitigate damages to recover any payments or benefits under this Agreement, and any such payment or benefit will not be reduced by any compensation earned by Employee as a result of subsequent employment by a new employer, so long as such subsequent employment is not in violation of this Agreement.

     IN WITNESS WHEREOF, the Parties have set their hands as of the day and year first above written.

In the Presence of:

/s/ Illegible                           /s/ William A. Dougherty
-------------------------------------   ----------------------------------------
(Signature of First Witness)            William A. Dougherty


/s/ Charles R. Crowley                  "Employee"
-------------------------------------
(Signature of Second Witness)


                                        LNB BANCORP, INC.


/s/ Sharon S. Friedmann                 By: /s/ Daniel E. Klimas
-------------------------------------       ------------------------------------
(Signature of First Witness)                      January 15         2007
                                            ---------------------, -----------

/s/ Sharon L. Churchill
-------------------------------------
(Signature of Second Witness)


                                        THE LORAIN NATIONAL BANK


 /s/ Sharon S. Friedmann                 By: /s/ Daniel E. Klimas
-------------------------------------       ------------------------------------
(Signature of First Witness)                     January 15           2007
                                            ---------------------, -----------


 /s/ Sharon L. Churchill                "Employer"
-------------------------------------
(Signature of Second Witness)